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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

VITRIA TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

VITRIA TECHNOLOGY, INC.

945 Stewart Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2004

TO THE STOCKHOLDERS OF VITRIA TECHNOLOGY, INC.:

      NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of Vitria Technology, Inc., a Delaware corporation, will be held on Friday, May 21, 2004 at 2:00 p.m. pacific time at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94085, for the following purposes:

1. To elect two directors to hold office until the 2007 Annual Meeting of Stockholders;

2. To ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2004; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice.

      The Board of Directors has fixed the close of business on March 26, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

AARON C. TIMM
Vice President, General Counsel and Secretary

Sunnyvale, California

April 26, 2004

      All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Option Grants in 2003
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2
PERFORMANCE MEASUREMENT COMPARISON
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
Attachment A
CHARTER OF THE AUDIT COMMITTEE

VITRIA TECHNOLOGY, INC.

945 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

May 21, 2004
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Vitria Technology, Inc. is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

      We intend to mail this proxy statement and accompanying proxy card on or about April 26, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

      Only stockholders of record at the close of business on March 26, 2004 will be entitled to vote at the annual meeting. On this record date, there were 32,981,447 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

      If on March 26, 2004 your shares were registered directly in your name with our transfer agent, Equiserve, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

      If on March 26, 2004 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

      There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2004.

How do I vote?

      You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For the ratification of Ernst & Young LLP as the independent auditors you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple.

Stockholder of Record: Shares Registered in Your Name

      If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Vitria. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

      On each matter to be voted upon, you have one vote for each share of common stock you own as of March 26, 2004.

What if I return a proxy card but do not make specific choices?

      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

      Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 945 Stewart Drive, Sunnyvale, CA 94085.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 15, 2004 to our Secretary, care of Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, CA 94085. If you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, pursuant to our bylaws you must provide specified information to us between February 21, 2005 and March 22, 2005. You are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, (or NYSE), on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 ratifying Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2004 must receive a “For” vote from the majority of shares cast either in person or by proxy, excluding abstentions, at a meeting at which a quorum is present. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 32,981,447 shares outstanding and entitled to vote. Thus 16,490,724 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

      Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

      Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

      The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 2004 and who are standing for re-election. The nominees for election to this class, Robert M. Halperin and John L. Walecka, are currently members of our Board of Directors and were previously elected by our stockholders. If elected at the Annual Meeting, each of Mr. Halperin and Mr. Walecka would serve until the 2007 Annual Meeting and until his successor is elected and has qualified, or until the earlier of his death, resignation or removal.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Halperin and Mr. Walecka. In the event that Mr. Halperin or Mr. Walecka should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Mr. Halperin and Mr. Walecka have agreed to serve if elected, and management has no reason to believe that they will be unable to serve. It is our policy to invite nominees for directors to attend the Annual Meeting. All of the nominees for election as a director at the 2003 Annual Meeting attended such meeting.

      Set forth below is biographical information for Mr. Halperin and Mr. Walecka and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for Three-year Terms Expiring at the 2007 Annual Meeting

      Robert M. Halperin, is 75 years old, co-founded Vitria in 1994, has been a director since Vitria’s inception and Chairman of the Board since April 2004. Mr. Halperin has been an advisor to Greylock Management, a venture capital firm, since 1990. Mr. Halperin was also Vice Chairman of the Board of Raychem Corporation, a materials science company, from 1990 to 1994, and previously served as its President. Mr. Halperin is also Chairman of the Board of Directors of Avid Technology Inc., a digital media systems company, as well as several privately-held companies. In addition, Mr. Halperin serves on the board of directors of the Harvard Business School Publishing Co., is Vice Chairman of the Board of Stanford Hospitals and Clinics and also is a Life Trustee of the University of Chicago. Mr. Halperin holds a Ph.D. in Liberal Arts from the University of Chicago, a Bachelor of Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School.

      John L. Walecka, is 44 years old and has been a director since 1997. He is a founding partner of Redpoint Ventures, a venture capital firm. Prior to founding Redpoint, Mr. Walecka was a general partner with Brentwood Venture Capital, a venture capital firm, since 1990 and was an associate there since 1984. Mr. Walecka holds a B.S. and M.S. in Engineering and an M.B.A. from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES

Directors Continuing in Office until the 2005 Annual Meeting

      JoMei Chang, Ph.D., is 51 years old, co-founded Vitria in 1994 and has been a director since Vitria’s inception. Dr. Chang also served as Chief Executive Officer from our inception until June 2003, as our President from inception until November 2002 and as Chairman of the Board from July 2003 until April 2004. From 1986 to 1994, Dr. Chang was Vice President and General Manager, Trader Workstation and General

Manager, Emerging Technologies at Teknekron Software Systems, now TIBCO, Inc. From 1984 to 1986, she served as a senior engineer in the Network File System group at Sun Microsystems. Dr. Chang holds a B.S. in Computer Science from National ChiaoTung University, Taiwan and a Ph.D. in Electrical Engineering on Database Management Systems from Purdue University.

      Dennis P. Wolf, is 51 years old and has been a director since July 2003. Since February 2003, Mr. Wolf has been the Executive Vice President of Operations, Finance and Administration and Chief Financial Officer for Omnicell, Inc., a provider of clinical infrastructure and workflow automation solutions to the healthcare industry. From January 2001 to January 2003, Mr. Wolf served as Senior Vice President of Finance and Administration and as Chief Financial Officer of Redback Networks, a broadband and optical networking company. From March 1998 to January 2001, Mr. Wolf served as the Executive Vice President and Chief Financial Officer for Credence Systems Corporation, a manufacturer of integrated circuit test equipment, where he also served as Co-President from December 1998 to August 1999. From January 1997 to March 1998 he served as Senior Vice President and Chief Financial Officer at Centigram Communications Corporation and for much of that time also served as its Co-President. Mr. Wolf holds a B.A. in Religious Studies from the University of Colorado and an M.B.A. from the University of Denver.

Directors Continuing in Office until the 2006 Annual Meeting

      M. Dale Skeen, Ph.D., is 49 years old and has been our acting Chief Executive Officer since April 2004. Mr. Skeen co-founded Vitria in 1994 and has been our Chief Technology Officer and a director since Vitria’s inception. From 1986 to 1994, Dr. Skeen served as Chief Scientist at Teknekron Software Systems, now TIBCO, Inc., a software company. From 1984 to 1986, Dr. Skeen was a research scientist at IBM’s Almaden Research Center. From 1981 to 1984, Dr. Skeen was on the faculty at Cornell University. Dr. Skeen holds a B.S. in Computer Science from North Carolina State University and a Ph.D. in Computer Science on Distributed Database Systems from the University of California, Berkeley.

      William H. Younger, Jr., is 54 years old and has been a director since 1997. Mr. Younger is a Managing Director of the General Partner of Sutter Hill Ventures, A California Limited Partnership, a venture capital firm, where he has been employed since 1981. Mr. Younger is a director of Omnicell, Inc., a provider of clinical infrastructure and workflow automation solutions to the healthcare industry, and serves on the board of directors of several privately-held companies. Mr. Younger holds a B.S.E.E. degree from the University of Michigan and an M.B.A. from Stanford University.

Independence of the Board of Directors

      As required under The Nasdaq Stock Market, Inc., (Nasdaq), listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Vitria, our senior management and our independent auditors, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Chang, our former President and Chief Executive Officer and Dr. Skeen, our acting Chief Executive Officer and Chief Technology Officer. Drs. Chang and Skeen are married to each other.

Information Regarding the Board of Directors and its Committees

      In June 2003, the Board of Directors documented the governance practices followed by Vitria by adopting Corporate Governance Policies to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The policies are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policies set forth the practices the

Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Policies were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.vitria.com.

      As required under new Nasdaq listing standards, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Vitria Technology, Inc. at 945 Stewart Drive, Sunnyvale, CA 94085. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Governance and Nominating Committee.

      The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Independent Committee. The following table provides membership and meeting information for fiscal 2003 for each of these Board committees:

					Nominating and		Independent
Name	Audit		Compensation		Governance		Committee

JoMei Chang, Ph.D.	—		—		—		—
Robert M. Halperin	X		X	*	X		—
M. Dale Skeen, Ph.D.	—		—		—		—
Gary Velasquez(7)	—		—		—		—
John L. Walecka	X	(1)	X	(2)	X	(3)	—
Dennis P. Wolf	X	*(4)	—		—		X
William H. Younger, Jr.	X	(5)	X		X	*(6)	X
Total meetings in 2003	4		2		1		1

*	Committee Chairperson

(1)	Served as a member of the Audit Committee until July 2003.

(2)	Served as a member of the Compensation Committee until July 2003.

(3)	Served as a member of the Nominating and Corporate Governance Committee until July 2003.

(4)	Appointed to the Audit Committee in July 2003.

(5)	Appointed to the Audit Committee in July 2003.

(6)	Appointed to Nominating and Corporate Governance Committee in July 2003.

(7)	Resigned in April 2004.

      Below is a description of each committee of the Board of Directors. The Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee each has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Vitria.

Audit Committee

      The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on our audit engagement team as required by law;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviews the financial statements to be included in our Annual Report on Form 10-K; and

•	discusses with management and the independent auditors the results of the annual audit and the results of their review of our quarterly financial statements.

      Three directors currently comprise the Audit Committee: Messrs. Halperin, Wolf and Younger. The Audit Committee met four times during 2003 and acted by unanimous written consent once. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.

      The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Wolf qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Wolf’s level of knowledge and experience based on a number of factors, including his formal education and his current experience as chief financial officer of Omnicell, Inc., a publicly-traded company.

Compensation Committee

      The Compensation Committee of the Board of Directors:

•	reviews and approves the overall compensation strategy and policies for Vitria;

•	reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•	reviews and approves the compensation and other terms of employment of our Chief Executive Officer;

•	reviews and approves the compensation and other terms of employment of the other executive officers and senior management; and

•	administers our stock option and employee stock purchase plans, bonus plans, and similar programs.

      Two directors comprise the Compensation Committee: Messrs. Halperin and Younger. Both are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met twice during 2003 and acted by unanimous written consent three times.

      We also have a Non-Officer Stock Award Committee that grants stock awards pursuant to the 1999 Equity Incentive Plan to employees who are not executive officers. The grants must be in accordance with guidelines adopted by the Compensation Committee. Except as approved by the Compensation Committee, the grants must not exceed 100,000 shares to any individual. This committee had one member: Mr. Velasquez, who is our former President and Chief Executive Officer.

Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee of the Board of Directors:

•	identifies, reviews and evaluates candidates to serve as directors of Vitria (consistent with criteria approved by the Board);

•	reviews and evaluates incumbent directors;

•	recommends candidates to the Board for election to the Board;

•	makes recommendations to the Board regarding membership on committees of the Board;

•	assesses the performance of the Board; and

•	reviews and assesses our corporate governance principles.

Our Nominating and Corporate Governance Committee charter can be found on our corporate website at www.vitria.com. Two directors comprise the Nominating and Corporate Governance Committee: Messrs. Halperin and Younger. Both are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met once during 2003.

      The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Vitria, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Vitria and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Vitria, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Vitria during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

      Historically, the Nominating and Corporate Governance Committee has not considered director candidates recommended by stockholders. However, the Committee is in the process of determining how best to consider stockholder suggestions for director nomination, and after such determination, shall establish appropriate procedures for stockholders to submit suggestions.

Independent Committee

      In November 2003, the Independent Committee of the Board of Directors was established to negotiate the sale of Vitria’s operations in the People’s Republic of China to ChiLin LLC, an entity owned by

JoMei Chang, Ph.D., a current director and our former Chief Executive Officer and M. Dale Skeen, Ph.D., a director and our acting Chief Executive Officer and Chief Technology Officer. Two directors comprise the Independent Committee: Messrs. Wolf and Younger.

      In December 2003, we entered into an agreement with ChiLin LLC, pursuant to which we transferred all of the shares of stock held by us of ChiLin (Cayman) Limited to ChiLin LLC in exchange for $1.5 million in cash. In addition, we entered into a development and services agreement and a license and services agreement with ChiLin LLC. Pursuant to the development and services agreement, ChiLin LLC will develop various software deliverables for us for which we will pay fees to ChiLin on a project by project basis. Under the license and services agreement, we have licensed to ChiLin LLC certain of our products so that ChiLin LLC may adapt and market them to certain end-users in China in exchange for which we will receive licensing fees from ChiLin LLC. All future transactions between us and ChiLin LLC will be approved by the Independent Committee.

Meetings of the Board of Directors

      The Board of Directors met three times during the last fiscal year and acted by unanimous written consent seven times. All directors attended at least 75% of the aggregate of the meetings of the Board other than Mr. Walecka who attended two of the three meetings. In addition, all of directors attended at least 75% of the aggregate of the meetings of the committees on which they served, held during the period for which they were a committee member, except for Mr. Younger and Mr. Walecka who each attended two out of the three meetings of the Audit Committee held during the period for which they were committee members.

Stockholder Communications with the Board of Directors

      Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to our website.

Code of Conduct

      We have adopted the Vitria Technology, Inc. Code of Conduct that applies to all of our officers, directors and employees. The Code of Conduct is available on our website at www.vitria.com. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any of our executive officers or directors, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2004, and the Board of Directors has directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since January 1, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

      The chart below sets forth the fees paid by us to Ernst & Young LLP for the various services provided by them in the years ending December 31, 2003 and December 31, 2002:

	Fiscal Year Ended

	2003	2002

Audit Fees (includes fees for the annual audit of our financial statements and review of the financial statements included in our quarterly reports on Form 10-Q)	$367,000	$314,000
Audit-related Fees (includes fees for accounting consultations)	$6,000	104,000
Tax Fees (includes fees for tax compliance, tax planning and tax returns for expatriate employees)	$71,000	87,000
All Other Fees (includes review of the sale of ChiLin (Cayman) Limited and the purchase of a tool-kit from Ernst & Young)	$9,000	0

Total Fees	$453,000	$505,000

      All the fees for 2003 described above were pre-approved by the Audit Committee. The Audit Committee has determined the rendering of non-audit services by Ernst & Young LLP is compatible with maintaining their independence.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

Pre-Approval Policies and Procedures

      The Audit Committee pre-approves all audit services and has delegated authority to pre-approve all permissible non-audit services provided by Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide each service. The pre-approval of permissible non-audit services has been delegated to Mr. Wolf, Chairman of the Audit Committee, and any such pre-approval must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table presents information regarding the ownership of our common stock as of March 1, 2004 by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table;

•	all of our directors, nominees and executive officers as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options currently exercisable within 60 days of March 1, 2004. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 32,953,008 shares of our common stock outstanding as of March 1, 2004. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Vitria Technology, Inc, 945 Stewart Drive, Sunnyvale, California 94085.

		Shares Beneficially Owned
	Shares Issuable	(Including the Number of
	Pursuant to Options	Shares Shown in the
	Exercisable Within	First Column)
	60 days of
Name and Address of Beneficial Owner	March 1, 2003	Number	Percent

Directors and Executive Officers
JoMei Chang, Ph.D(1)	1,003,027	10,864,533	32.0%
M. Dale Skeen, Ph.D(1)	547,124	10,408,630	31.1%
William H. Younger, Jr.(2)	42,425	330,031	1.0%
John L. Walecka(3)	38,675	201,597	*
Robert M. Halperin(4)	42,425	852,858	2.6%
Dennis P. Wolf	10,000	10,000	*
Thomas M. Pianko	17,083	17,083	*
Jeffrey J. Bairstow	54,686	54,686	*
Gregory E. Anderson	—	—	*
Gary S. Velasquez(5)	196,613	284,113	*
John Philpin(6)	—	250	*
All directors and executive officers as a group (13 persons)(7)	1,977,537	13,188,360	37.8%
5% Stockholders
Chang Family Trust, Michael W. Taylor, Trustee(8)	—	2,237,435	6.8%
Kennedy Capital Management, Inc.(9)	—	1,971,900	6.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Includes (a) 416,669 shares held by Skeen/ Chang Investments, L.P., of which Drs. JoMei Chang and M. Dale Skeen are general partners and (b) 9,444,837 shares held by Drs. Chang and Skeen as joint tenants.

(2)	Includes 287,606 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust. Mr. Younger disclaims beneficial ownership of the shares held by The Younger Living Trust, except to the extent of his proportionate interest therein.

(3)	Includes 146,137 shares held by John L. Walecka, Trustee, The Walecka Family Trust and 16,785 shares held by Walecka Enterprises I, L.P. Walecka Capital, LLC is the general partner of Walecka

Enterprises I, L.P and The Walecka Family Trust is the sole member of Walecka Capital, LLC. Mr. Walecka disclaims beneficial ownership of the shares held by Walecka Enterprises I, L.P. except to the extent of his proportionate interest therein.

(4)	Includes 810,433 shares held by Robert M. Halperin, Trustee, The Robert & Ruth Halperin Trust.

(5)	Mr. Velasquez resigned as President and Chief Executive Officer and as a director in April 2004.

(6)	Mr. Philpin resigned as Vice President of Marketing in September 2003.

(7)	Total number of shares includes 1,677,630 shares of common stock held by entities affiliated with directors and executive officers.

(8)	The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang. Dr. Chang does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by the trust.

(9)	Kennedy Capital Management, Inc. is located at 10829 Olive Boulevard, St. Louis, Missouri 63141. Based solely on a Schedule 13G filed with the SEC on February 13, 2004 by Kennedy Capital Management, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except: (a) Mr. Philpin filed one late Form 4 reflecting the sale of 9,479 shares of common stock and (b) Mr. Pianko filed one late Form 3 reflecting three previous stock option grants for an aggregate of 90,000 shares of common stock.

EXECUTIVE COMPENSATION

Compensation of Directors

      Directors do not receive any cash compensation for their services as members of our Board of Directors, although they are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. During 2003, each of our non-employee directors received grants of non-statutory stock options for their services as members of the Board and the various committees of the Board. In 2003, Messrs. Halperin, Wolf and Younger each received a non-statutory stock option for 40,000 shares of common stock and Mr. Walecka received a non-statutory option for 25,000 shares of common stock. All of these options vest in equal monthly installments over 36 months and have an exercise price of $4.65, which is equal to the closing price of our common stock as reported on the Nasdaq National Market for the last market trading day prior to the date of grant.

Compensation of Executive Officers

      The following table presents summary information for the years ended December 31, 2001, 2002 and 2003 concerning the compensation earned by our former Chief Executive Officer and four most highly compensated executive officers whose salary and bonus for 2003 were in excess of $100,000, plus one former executive officer.

				Long Term
				Compensation
				Awards
	Annual Compensation
				Securities
	Fiscal			Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation

Gary S. Velasquez(1)	2003	$300,000	—	500,000	$540	(2)
Former President and Chief Executive	2002	137,692	—	250,000	522	(2)
Officer	2001	—	—	—	—
JoMei Chang, Ph.D.(3)	2003	658,420	—	300,000	73,430	(9)
Former Chairman of the Board of	2002	328,125	—	250	97,591	(9)
Directors and	2001	350,000	$245,000	300,000	30,266	(9)
former Chief Executive Officer
Thomas M. Pianko(4)	2003	200,673	96,168	65,000	540	(2)
Vice President, Marketing	2002	15,994	—	25,000	—
	2001	—	—	—	—
Jeffrey J. Bairstow(5)	2003	252,083	—	300,000	742	(2)
Chief Financial Officer	2002	—	—	—	—
	2001	—	—	—	—
M. Dale Skeen, Ph.D.(6)	2003	247,500	—	300,000	810	(2)
Chief Executive Officer and Chief	2002	257,813	—	250	594	(2)
Technology Officer	2001	275,000	157,500	250,000	840	(2)
Gregory E. Anderson(7)	2003	45,833	125,000	200,000	135	(2)
Senior Vice President, Professional	2002	—	—	—	—
Services and Business Consulting	2001	—	—	—	—
John Philpin(8)	2003	227,486	—	—	607	(2)
Former Vice President, Marketing	2002	—	—	—	—
	2001	—	—	—	—

(1)	Mr. Velasquez resigned as President and Chief Executive Officer and as a director in April 2004.

(2)	Amounts represent life insurance premiums paid on behalf of each named executive officer and reported as taxable income.

(3)	Dr. Chang resigned as Chief Executive Officer and was appointed Chairman of the Board in July 2003. In December 2003, Dr. Chang resigned as an employee of Vitria and her salary for 2003 includes $328,125 in severance pay. In April 2004, Dr. Chang resigned as Chairman of the Board.

(4)	Mr. Pianko joined Vitria in December 2002 and was promoted to Vice President of Marketing in October 2003. In addition to his base salary, in 2003 he received a bonus of $75,000 and commissions of $21,168.

(5)	Mr. Bairstow joined Vitria in April 2003. His annualized salary for 2003 was $275,000.

(6)	Dr. Skeen was appointed acting Chief Executive Officer in April 2004.

(7)	Mr. Anderson joined Vitria in October 2003. His annualized salary for 2003 was $275,000.

(8)	Mr. Philpin resigned as Vice President, Marketing in October 2003. Mr. Philpin’s salary for 2003 includes $56,248 in severance pay.

(9)	Includes (a) $1,242, 594 and 840 in life insurance premiums paid on behalf of Dr. Chang by Vitria in 2003, 2002 and 2001, (b) $17,200, 17,275 and 12,120 for automobile related expenses in 2003, 2002 and 2001 and (c) $54,988, 79,722 and 17,306 paid in salary, employer taxes and benefits for a personal assistant for Dr. Chang in 2003, 2002 and 2001.

Stock Option Grants and Exercises

Option Grants in 2003

      We grant options to our executive officers under our 1999 Equity Incentive Plan. The following table presents each stock option grant during 2003 to each of the individuals listed in the Summary Compensation Table. The exercise price of each option is equal to the closing price of our common stock as reported on the Nasdaq National Market for the last market trading day prior to the date of grant.

      The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

      The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

•	subtracting from that result the aggregate option exercise price.

      The shares listed in the following table under “Number of Securities Underlying Options Granted” are subject to vesting as set forth in the footnotes below. Each option has a ten-year term, subject to earlier termination if the optionee’s service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable.

      Percentages shown under “Percent of Total Options Granted in 2003” are based on an aggregate of 3,994,000 options granted to our employees and directors during 2003.

	Individual Grants
					Potential Realizable Value
	Number of	Percent			at Assumed Annual Rates
	Securities	of Total	Exercise		of Stock Price Appreciation
	Underlying	Options	Price		for Option Term
	Options	Granted	Per
Name	Granted	in 2003	Share	Expiration Date	5%	10%

Gary S. Velasquez	250,000	6.25%	$2.56	01/30/2013	$352,850	$569,087
	250,000	6.25%	$4.60	08/25/2013	$723,229	$1,832,804
JoMei Chang, Ph.D.	250,000	6.25%	$4.60	08/25/2007	$247,832	$533,715
	50,000	1.25%	$4.60	08/25/2013	$144,646	$366,561
Thomas M. Pianko	65,000	1.63%	$4.60	08/25/2013	$188,039	$476,529
Jeffrey J. Bairstow	93,750	2.35%	$2.80	03/02/2013	$165,084	$418,357
	156,250	3.91%	$4.60	08/25/2013	$452,018	$1,145,502
	50,000	1.25%	$4.60	08/25/2013	$144,646	$366,561
M. Dale Skeen, Ph.D.	250,000	6.25%	$4.60	08/25/2013	$723,229	$1,832,804
	50,000	1.25%	$4.60	08/25/2013	$144,646	$366,561
Gregory E. Anderson	200,000	5.00%	$5.93	11/02/2013	$745,869	$1,890,179
John Philpin	—	—	—	—	—	—

*	Represents less than 1% of the total options granted in 2003.

Aggregated Option Exercises During 2003 and Option Values at December 31, 2003

      The following table presents the aggregate option exercises during 2003 and the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of December 31, 2003.

      Amounts shown under the column “Value Realized” are based on the fair market value of our common stock on the exercise date as reported on the Nasdaq National Market less the aggregate exercise price. Amounts shown under the column “Value of Unexercised In-the-Money Options at December 31, 2003” are based on a price of $7.10 per share, which was the last reported sale price of our common stock on the Nasdaq National Market on December 31, 2003, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at		Money Options at
	Shares		December 31, 2003		December 31, 2003
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary S. Velasquez	—	—	87,239	662,761	$308,409	$2,416,590
JoMei Chang, Ph.D.	—	—	1,000,250	25,000	688,245	62,500
Thomas M. Pianko	—	—	5,416	84,584	13,540	244,460
Jeffrey J. Bairstow	—	—	17,186	282,814	42,965	875,785
M. Dale Skeen, Ph.D.	—	—	476,289	448,961	63,242	687,502
Gregory E. Anderson	—	—	—	200,000	—	234,000
John Philpin	9,479	$24,298	—	—	—	—

Equity Compensation Plan Information

      Vitria has three stockholder approved equity compensation plans, the 1999 Equity Incentive Plan, the 1998 Executive Incentive Plan, collectively the Incentive Plans, and the 1999 Employee Stock Purchase Plan, or the Purchase Plan.

1999 Equity Incentive Plan and 1998 Executive Incentive Plan

      On December 31 of each year for 10 years, starting with the year 1999, the number of shares in the reserve shared by the Incentive Plans will automatically increase by 6.5% of the outstanding common stock on a fully-diluted basis. As of December 31, 2003, 20,801,804 shares were reserved for issuance under the Incentive Plans and 9,544,485 shares remained available for future issuance. However, no more than 8,000,000 shares may be used for incentive stock options under the Incentive Plans. The Board may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code to employees, including officers, of Vitria or an affiliate of Vitria. The Board may grant nonstatutory stock options, stock bonuses, restricted stock purchase awards and stock appreciation rights to employees, including officers, directors of and consultants to Vitria or an affiliate of Vitria. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual option grants, subject to limitations. Generally an option terminates three months after the optionholder’s service to Vitria terminates. If the termination is due to the optionholder’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. Upon a change of control of Vitria, the surviving entity will either assume or substitute outstanding awards under the incentive plan and executive plan. Otherwise, the vesting and exercisability of such stock options and other stock awards will accelerate.

1999 Employee Stock Purchase Plan

      Under the Purchase Plan, eligible employees can have up to 10% of their earnings withheld to be used to purchase shares of common stock on specified dates determined by the Board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the specified purchase date. The Board may specify a look-back period of up to 27 months.

      The Purchase Plan provides for the issuance of shares of common stock pursuant to purchase rights granted to employees. At the time it was adopted by the Board, 1,500,000 shares were reserved for issuance under the Purchase Plan. On August 14 of each year for 10 years, starting with the year 2000, the number of shares reserved for issuance under the Purchase Plan automatically increases by the greater of (1) 2% of the outstanding shares on a fully-diluted basis, or (2) the number of shares required to restore the reserve to 1,500,000 shares. Such automatic share reserve increases may not exceed 16,500,000 shares in the aggregate over a 10-year period. At December 31, 2003, 758,128 shares had been issued to date and 3,426,614 shares were reserved for future issuance.

      The following table provides certain information with respect to all of Vitria’s equity compensation plans in effect as of December 31, 2003.

Number of securities
remaining available for
	Number of securities to	Weighted-average	issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	6,801,315	$7.05	12,971,099
Equity compensation plans not approved by security holders	—	—	—

Total	6,801,315	$7.05	12,971,099

(1)	The plans included in this row include our 1999 Equity Incentive Plan, 1998 Executive Incentive Plan and Employee Stock Purchase Plan.

(2)	Represents the weighted average exercise price of outstanding stock options only.

Employment and Change of Control Agreements

Key Employee Retention and Severance Plan

      In January 2002, we adopted a Key Employee Retention and Severance Plan for our executive officers. Upon a change of control of Vitria, if an executive officer leaves Vitria under certain circumstances, the plan provides:

•	for a lump sum cash payment equal to 100% of the executive officer’s annual base salary and the prorated amount of the executive officer’s target or incentive bonus for such year;

•	that the vesting for all of the executive officer’s outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control will accelerate by the greater of one year or the length of service of the executive officer;

•	that Vitria continue health care coverage for the executive officer and that Vitria continue to subsidize its portion of the premiums payable on account of the executive officer for up to the earlier of one year or the effective date of health care coverage with a subsequent employer; and

•	that if any payment, benefit or acceleration of a stock option or other award would be considered a “parachute payment” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Vitria will provide the executive officer with such payment, benefit or acceleration that either would result in no excise tax or the full amount of the payment, benefit or acceleration. In any case, the executive officer will receive the payment, benefit or acceleration that results in the executive officer being in the best position after all taxes, including the excise tax, if applicable, have been paid.

Non-Employee Director Change of Control Plan

      In January 2002, the Board of Directors adopted a Non-Employee Director Change of Control Plan for our non-employee directors. Upon a change of control of Vitria, the plan provides that the vesting for all of the non-employee directors’ outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control will accelerate and be fully vested as of the date of the change of control. If such acceleration would be considered a “parachute payment” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Vitria will provide the non-employee director with such acceleration that either would result in no excise tax or the full amount of the acceleration. In any case, the non-employee director will receive acceleration that results in the non-employee director being in the best position after all taxes, including the excise tax, if applicable, have been paid.

1999 Equity Incentive Plan and 1998 Executive Incentive Plan

      Upon a change of control of Vitria in which the new entity fails to fully assume outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control, then these stock options, restricted stock or performance shares will be fully vested on the date immediately prior to the effective date of the change of control.

1999 Employee Stock Purchase Plan

      In the event of: (i) a dissolution, liquidation, or sale of all or substantially all of the assets of Vitria; (ii) a merger or consolidation in which Vitria is not the surviving corporation; or (iii) a reverse merger in which Vitria is the surviving corporation but the shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then: (1) any surviving or acquiring corporation shall assume rights outstanding under the Purchase Plan or shall substitute similar rights for those outstanding under the Purchase Plan, or (2) in the event any surviving or acquiring corporation refuses to assume such rights or to substitute similar rights for those outstanding under the Purchase Plan, then, as determined by the Board in its sole discretion such rights may continue in full force and effect or the participants’ accumulated payroll deductions (exclusive of any accumulated interest which cannot be applied toward the purchase of shares under the terms of the offering) may be used to purchase shares immediately prior to the transaction described above under the ongoing offering and the participants’ rights under the ongoing offering shall thereafter be terminated.

Severance Agreements

      In December 2003, we entered into a separation agreement with JoMei Chang, Ph.D., our former President and Chief Executive Officer, pursuant to which Dr. Chang resigned as an employee of Vitria. In connection with this agreement we paid Dr. Chang a lump sum payment of $328,125 and agreed to continue Dr. Chang’s health insurance benefits for a period of one year. Additionally, we agreed to accelerate the vesting of all outstanding options held by Dr. Chang other than an option for 250,000 shares granted to Dr. Chang on August 26, 2003 for which we accelerated the vesting of 225,000 of such shares and adjusted the vesting schedule such that the remaining unvested shares subject to this option would vest monthly over 36 months.

      In September 2003, we entered into a separation agreement with John Philpin, our former Vice President of Marketing, pursuant to which Mr. Philpin resigned as an employee of Vitria. In connection with this agreement we paid Mr. Philpin a lump sum payment of $56,248 and agreed to continue Mr. Philpin’s health insurance benefits until January 31, 2004.

Offer Letters

      In October 2003, we entered into an offer letter with Gregory Anderson, our Senior Vice President of Professional Services. Under the terms of the offer letter, Mr. Anderson’s annual salary is $275,000 and he is eligible for an annual bonus of up to $175,000 paid in quarterly installments, of which 50% is guaranteed. In addition, Mr. Anderson received a signing bonus of $125,000 which is repayable if Mr. Anderson’s employment is terminated within the first twelve months. Mr. Anderson was also granted an option for 200,000 shares of common stock with 25% of such shares vesting on the one year anniversary of Mr. Anderson’s employment and the remainder of the shares vesting in equal monthly installments for the next 36 months.

      In December 2003, we entered into an offer letter with James Guthrie, our Senior Vice President of Engineering. Under the terms of the offer letter, Mr. Guthrie’s annual salary is $275,000 and he is eligible for an annual bonus of up to $137,500 of which 50% is guaranteed. If, upon a change in control of Vitria, Mr. Guthrie is terminated without cause or resigns for good reason, he is entitled to receive a lump sum payment of 12 months of base salary. Mr. Guthrie was also granted an option for 275,000 shares of common stock with 25% of such shares vesting on the one year anniversary of Mr. Guthrie’s employment and the remainder of the shares vesting in equal monthly installments for the next 36 months.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

      The Audit Committee oversees Vitria’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Vitria’s Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Vitria’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Vitria, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any non-audit services with the auditors’ independence.

      The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Vitria’s internal controls and the overall quality of Vitria’s financial reporting. The Audit Committee held four meetings during 2003.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC. The Audit Committee has selected, subject to stockholder ratification, Ernst & Young LLP as Vitria’s independent auditors for the year ending December 31, 2004.

AUDIT COMMITTEE

Dennis P. Wolf (Chairman)
Robert M. Halperin
William H. Younger, Jr.

1 Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2

Introduction

      Our executive compensation policies and practices are established and administered by the Compensation Committee of the Board. From January 2003 to July 2003, the Compensation Committee consisted of three non-employee directors: Robert M. Halperin, John L. Walecka and William H. Younger, Jr. From July 2003 to December 2003, the Compensation Committee consisted of two non-employee directors: Robert M. Halperin and William H. Younger, Jr.

Philosophy

      The Compensation Committee has implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of the stockholders. The overall goal of the Compensation Committee is to develop compensation practices that will allow Vitria to attract and retain the people needed to define, create and market industry-leading products and services. We also provide significant equity-based compensation pursuant to our 1999 Equity Incentive Plan, 1998 Executive Incentive Plan and 1999 Employee Stock Purchase Plan. The plans are designed to provide a longer-term incentive to management to increase revenues, provide quality returns on investment, enhance stockholder value and contribute to our long-term growth. Vitria has also paid cash bonuses to executive officers based on meeting performance goals.

Compensation Plans

      Our executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.

      Base Salary. The Compensation Committee recognizes the importance of maintaining compensation levels competitive with other leading technology companies with which Vitria competes for personnel. Since 1999, the Compensation Committee has maintained the base salary component of executive compensation in line with industry medians. Base salary is targeted at the median level for companies in similar businesses of similar characteristics such as sales volume, capitalization and financial performance. The Compensation Committee reviews with the Chief Executive Officer an annual salary plan for Vitria’s executive officers, other than the Chief Executive Officer. The annual salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed based on an annual review of executive salaries at comparable technology companies. The annual salary plan also takes into account past performance and expected future contributions of the individual executive.

      Equity Incentives. The Compensation Committee seeks to provide equity compensation for executive officers, including the Chief Executive Officer, that is equal to levels at comparable companies. Long-term equity incentives are provided through grants of stock options to executive officers and other employees pursuant to our 1999 Equity Incentive Plan. This component of compensation is intended to retain and motivate employees to improve the performance of our stock. The Compensation Committee believes this element of the total compensation program directly links the participant’s interests with those of the stockholders and our long-term value. Stock options are granted at not less than fair market value and have value only if our stock price increases. Stock options granted generally become exercisable at a rate of 25% beginning on the first anniversary of the vesting commencement date, with the remainder vesting on a monthly basis over the following three years. Options terminate 10 years after the date of grant.

      Executive officers are also eligible to participate in our 1999 Employee Stock Purchase Plan. Participation levels in such plan are at the discretion of each executive.

2 Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report and performance graph shall not be incorporated by reference into any such filings.

      During 2003, executive officers were granted an aggregate of 1,440,000 stock options for shares of our common stock, representing 36% of the total number of stock options granted to employees and directors in 2003.

      The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, link executive and stockholder interests and provide the basis to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value.

      Bonus Payments. Vitria maintains annual cash incentive bonus programs to reward executive officers and other key employees for attaining defined performance goals. For executive officers, in determining bonus amounts, consideration is given to Vitria’s performance and individual performance. The Compensation Committee determined not to pay bonuses to Vitria’s executive officers for 2003.

      Key Employee Retention and Severance Plan. In January 2002, the Board of Directors adopted a Key Employee Retention and Severance Plan after initiating a review in mid-summer 2001 to evaluate existing Vitria plans and policies, industry practices and possible standard approaches to the retention and severance of key executives in the event of a change of control of Vitria. The Board of Directors believes that the plan is necessary to attract, retain and motivate Vitria’s executives. A summary of the terms of the plan may be found in the section above entitled “Executive Compensation — Employment and Change of Control Agreements.”

Chief Executive Officer Compensation

      Gary S. Velasquez. The Compensation Committee used the procedures described above in setting the annual salary and equity awards for Gary S. Velasquez, Vitria’s former President, Chief Executive Officer and member of the Board of Directors. Mr. Velasquez assumed the title of Chief Executive Officer in July 2003. In April 2004, Mr. Velasquez resigned as President, Chief Executive Officer and as a director. The Compensation Committee reviewed and established the base salary of Mr. Velasquez based on compensation data for comparable companies and the Compensation Committee’s assessment of his past performance and its expectation as to his future contributions in directing our long-term success. Mr. Velasquez’s base salary for 2003 was $300,000 and after reviewing comparable industry data was set at $325,000 for 2004. Mr. Velasquez was not paid a bonus for 2003. In August 2003, Mr. Velasquez was granted a non-qualified stock option to acquire 250,000 shares of common stock at an exercise price of $4.60 per share, which was 100% of the fair market value of the stock on the grant date. The option vests monthly over four years commencing August 26, 2003.

      JoMei Chang, Ph.D. The Compensation Committee used the procedures describe above in setting the annual salary and equity awards for Dr. JoMei Chang, Ph.D., Vitria’s former Chief Executive Officer and a member of the Board of Directors. In July 2003, Dr. Chang resigned as Chief Executive Officer and in December 2003 she resigned as an employee of Vitria. Please see the section above entitled “Executive Compensation — Employment and Change of Control Agreements” for a description of Dr. Chang’s severance agreement. The Compensation Committee reviewed and established Dr. Chang’s base salary for 2003 based on compensation data for comparable companies and the Compensation Committee’s assessment of her past performance and its expectation as to her future contributions in directing our long-term success. Dr. Chang’s base salary for 2003 was $300,000.

Federal Tax Considerations

      Section 162(m) of the Internal Revenue Code limits Vitria to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for compensation plans, arrangements and binding contracts adopted prior to Vitria’s initial public offering. For example, stock options granted prior to May 16, 2003 will qualify as performance-based compensation.

      The Compensation Committee believes that, at the present time, it is quite unlikely that the compensation paid that may be subject to the deduction limit will exceed $1 million in a taxable year for any such executive whether or not the compensation qualifies as performance-based compensation. Therefore, the Compensation Committee has not established as a priority designing executive compensation packages specifically intended to avoid the Section 162(m) limitations. The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to grant compensation awards in the future in a manner consistent with Vitria’s best interests.

COMPENSATION COMMITTEE

Robert M. Halperin (Chairman)
William H. Younger, Jr.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee consists of Messrs. Halperin and Younger. No current member of the Compensation Committee is an officer or employee of Vitria and none of Vitria’s executive officers serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of Vitria’s Compensation Committee. Each of our directors, other than Mr. Wolf, and/or related entities have purchased and hold securities of Vitria.

PERFORMANCE MEASUREMENT COMPARISON

      The following graph shows a comparison of total stockholder return of an investment of $100 in cash on September 17, 2000 for:

•	our common stock;

•	The S&P Information Technology Index; and

•	the Nasdaq Stock Market (U.S.).

      Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

COMPARISON OF 51 MONTH CUMULATIVE TOTAL RETURN*

AMONG VITRIA TECHNOLOGY, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S&P INFORMATION TECHNOLOGY INDEX

*	$100 invested on 9/17/99 in stock or on 8/31/99 in index — including reinvestment of dividends. Fiscal year ending December 31.

Copyright ® 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

      This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have entered into indemnification agreements with our directors and officers for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. We also intend to execute these agreements with our future directors and officers.

      See the section above entitled “Executive Compensation — Employment and Change of Control Agreements” for a description of our Key Employee Retention and Severance Plan, Non-Employee Director Change of Control Plan, severance agreements with JoMei Chang, Ph.D., our former Chief Executive Officer and John Philpin our former Vice President of Marketing, and offer letters with Gregory E. Anderson, our Senior Vice President of Professional Services and James Guthrie, our Senior Vice President of Engineering.

      See the section above entitled “Proposal 1 — Election of Directors — Independent Committee” for a description of our transactions with ChiLin LLC.

      We believe that all of the transactions set forth above were made on terms no less favorable to Vitria than could have been obtained from unaffiliated third parties. The transactions with ChiLin LLC were reviewed and approved by a committee of the Board of Directors comprised of disinterested directors. All future transactions between Vitria and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Vitria than could be obtained from unaffiliated third parties.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are Vitria stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Vitria Technology, Inc., Secretary, 945 Stewart Drive, Sunnyvale, California 94085. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Aaron C. Timm
Vice President, General
Counsel and Secretary

April 26, 2004

      Our Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the SEC is available without charge upon written request to: Investor Relations, Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94085.

Attachment A

VITRIA TECHNOLOGY, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
Amended and Restated June 23, 2003

I.	Purpose

      The Audit Committee (the “Audit Committee”) is appointed by the Board of Directors (the “Board”) of Vitria Technology, Inc., a Delaware corporation (the “Company”), to act on behalf of the Company’s Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and reporting practices and the quality and integrity of the Company’s financial statements and reports, as well as the qualifications, independence and performance of the certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”).

      The policy of the Audit Committee in discharging these obligations shall be to maintain and foster an open avenue of communication between the Audit Committee and the Auditors and the Company’s financial management. The Committee shall also provide oversight in connection with legal and ethical compliance programs as established by financial management and the Board. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

II.	Composition and Meetings

      A. Composition. Audit Committee members shall meet the independence and experience requirements of the Nasdaq National Market (“Nasdaq”) applicable to Audit Committee members as in effect from time to time when and as required by Nasdaq. The Audit Committee shall be comprised of at least three directors as determined by the Board, none of whom shall be an employee and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with applicable Nasdaq requirements. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Chairman of the Audit Committee shall have accounting or related financial management expertise, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. To the extent mandated by the requirements of Nasdaq, at least one member of the Committee shall be a “financial expert” within the meaning of such requirements. Audit Committee members shall be appointed by the Board.

      B. Meetings. The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee should meet separately in executive session at least annually with each of senior management and the Auditors and as a Committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately with the Audit Committee. In addition, the Audit Committee should communicate with management and the Auditors quarterly to review the Company’s financial statements and significant findings based upon the Auditors’ limited review procedures.

      C. Minutes and Reports. Minutes of each meeting of the Audit Committee shall be kept and distributed to each member of the Audit Committee and members of the Board who are not members of the Audit Committee. The Chairperson of the Audit Committee shall report to the Board from time to time, or whenever so requested by the Board.

III.	Authority

      The operation of the Audit Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law. The Audit

Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Audit Committee to discharge his or her responsibilities hereunder. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the Auditors, the Company’s legal counsel, as well as any officer or employee of the organization. The Audit Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Audit Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants.

IV.	Responsibilities and Duties

      The primary responsibility of the Audit Committee shall be to oversee the Company’s financial reporting process (including direct oversight of the Auditors) on behalf of the Board and to report the results of these activities to the Board. The Audit Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Audit Committee’s purpose and policy, the Audit Committee shall be charged with the following functions and processes, with the understanding, however, that the Audit Committee may supplement or deviate from these activities as appropriate under the circumstances:

Review Procedures

      1. Review and assess the adequacy of this Charter at least annually in accordance with Nasdaq regulations. Submit the Charter or any recommendations of proposed changes to the Board for approval and have the document published at least every three years in accordance with Securities and Exchange Commission regulations.

      2. Review, upon completion of the annual audit, the financial statements to be included in the Company’s Annual Report on Form 10-K and any internal control report prepared by Management or the Auditors. Review should include oversight of the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), the nature of significant risks and exposures, any audit adjustments noted or proposed by the Auditors, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Audit Committee by the Auditors under Statement on Auditing Standards No. 61.

      3. In consultation with the management and the Auditors, consider the integrity of the Company’s financial reporting processes and controls and review Company’s guidelines, practices and policies with respect to risk assessment, risk management and internal financial and disclosure controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the Auditors together with management’s responses, including the status of previous recommendations and any disagreements with management.

      4. Discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements and earnings press releases, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the Auditors under Statement on Auditing Standards No. 61 or other applicable standards. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this discussion.

      5. Review periodically, either individually or as a Committee and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

      6. Review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including the adoption of new, or material changes to existing, critical accounting policies or to the application of those policies, the potential effect of alternative accounting policies available under GAAP, the potential impact of regulatory and accounting initiatives, any off-balance sheet structures and any other significant reporting issues and judgments.

Independent Auditors

      7. The Auditors are ultimately accountable to the Audit Committee and Board as representatives of the Company’s stockholders. The Audit Committee shall review the independence and performance of the Auditors and annually select the Auditors or approve any discharge of Auditors when circumstances warrant.

      8. Review and determine the engagement of the Auditors, including the scope of and plans for the audit, the adequacy of staffing and the compensation to be paid to the Auditors.

      9. Review and approve the retention of Auditors to perform any proposed permissible non-audit services, including the compensation to be paid therefor, authority for which may be delegated to one or more Audit Committee members, provided that to the extent provided by law all approvals of non-audit services pursuant to this delegated authority be presented to the full Audit Committee at its next meeting.

      10. Monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable law and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

      11. On an annual basis, receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company consistent with Independence Standards Board Standard No. 1 (including ensuring receipt from the Auditor of a formal written statement delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard 1), consider and discuss with the Auditors any disclosed relationships or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

      12. Consider as appropriate, the Auditors’ judgments about the quality and appropriateness of the Company’s staffing and accounting principles as applied in its financial reporting.

      13. Recommend to the Board guidelines for the Company’s hiring of employees of the Auditors who were engaged on the Company’s account.

      14. Review with the Auditors any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter.

      15. Consider and review with management and Auditors, outside counsel, as appropriate, and, in the judgment of the Audit Committee, such special counsel, separate accounting firm and other consultants and advisors as the Audit Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

      16. Evaluate as appropriate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

      17. To review with the Auditors and management, and ultimately to resolve, any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies.

      18. Confer with the Auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting and disclosure controls in effect, including any special audit steps taken in the event of material control deficiencies.

Legal Compliance

      19. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters as required by applicable law and as deemed appropriate.

      20. On a regular basis, review with the Company’s legal counsel, Auditors and management, as appropriate, any significant regulatory or other legal or accounting matters that could have a material impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and internal policies (including the code of ethics), and inquiries received from regulators or governmental agencies.

      21. To the extent required by applicable law, review and approve all related party transactions as such term is used by SFAS No. 57 or as otherwise required to be disclosed in the Company’s financial statements or filings with the U.S. Securities and Exchange Commission.

      22. Investigate any matter brought to the attention of the Audit Committee within the scope of its duties if, in the judgment of the Audit Committee, such investigation is necessary or appropriate. The Chair of the Audit Committee may represent the entire Audit Committee in making such determination.

Other Responsibilities

      23. Annually prepare a report to stockholders as required by the Securities and Exchange Commission. The report is to be included in the Company’s proxy statement.

      24. Perform any other activities consistent with this Charter, the Company’s Bylaws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

      25. Report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Auditors or such other matters as the Audit Committee deems appropriate from time to time or whenever it shall be called upon to do so.

      26. Perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

Management Responsibilities

      It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Audit Committee, nor shall it be the Audit Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to generally accepted accounting principles or otherwise comply with applicable laws.

DETACH HERE

VITRIA TECHNOLOGY, INC.
945 Stewart Drive
Sunnyvale, California 94085

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2004

PROXY

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 21, 2004 and the Proxy Statement and hereby appoints M. Dale Skeen and Aaron C. Timm each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Vitria Technology, Inc. (the “Company”) held of record by the undersigned on March 26, 2004 at the Annual Meeting of Stockholders to be held at 945 Stewart Drive, Sunnyvale, California 94085 on May 21, 2004 at 2:00 p.m. pacific time, and any adjournment or postponement thereof. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS LISTED ON THE REVERSE SIDE AND A VOTE “FOR” THE OTHER PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. CONTINUED AND TO BE SIGNED ON REVERSE

SEE REVERSE SIDE	SEE REVERSE SIDE

Dear Stockholder:

     Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

     Thank you in advance for your prompt consideration of these matters.

Sincerely, Vitria Technology, Inc.

DETACH HERE

[x] Please mark votes as in this example.

1. Election of two Directors.

Nominees (01) Robert M. Halperin., (02) John L. Walecka.

FOR	WITHHELD
[ ]	[ ]

[  ]

For all nominees except as written above

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for our fiscal year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:

Signature:	Date: